Exhibit 10.36
ARTISAN PARTNERS ASSET MANAGEMENT INC.
2023 NON-EMPLOYEE DIRECTOR PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the award of restricted share units (the “RSUs”) granted to the recipient specified in Section 2 (the “Grantee”) by Artisan Partners Asset Management Inc., a Delaware corporation (“Artisan”), under the Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan (as amended, supplemented or modified, from time to time, the “Plan”). Each RSU constitutes an unfunded and unsecured promise of Artisan to deliver (or cause to be delivered) to the Grantee a share of Common Stock of Artisan (a “Share”) on the Delivery Date (as defined below).

1.The Plan. This award of RSUs is made pursuant to the Plan, a copy of which has been furnished to the Grantee, and the terms of the Plan are incorporated into this Award Agreement. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions or provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly. Capitalized terms used but not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
2.Award. Effective as of the date set forth below (the “Grant Date”), Artisan hereby grants the following number of RSUs to the Grantee in recognition of the Grantee’s service as a Non-Employee Director, subject to the terms of this Award Agreement and the Plan.
Name of Grantee: [ ]

Grant Date: [ ]

Number of RSUs: ** [ ] **
3.Vesting. [ ] of the RSUs will be fully vested on the Grant Date. [ ], [ ], and [ ] of the remaining RSUs will vest on the first business day of each of the second, third, and fourth quarters, respectively, of Artisan’s [ ] fiscal year subject to your continued service as a Non-Employee Director through the applicable vesting date. In the event your service as a Non-Employee Director ceases for any reason, all unvested RSUs will be cancelled without consideration.
4.Delivery. Shares underlying the vested RSUs shall be delivered on or promptly following the termination of the Grantee’s service as a Non-Employee Director or, if earlier, the date of a Change in Control and, in any case, within 5 business days following such date (the “Delivery Date”). Subject to compliance with Section 5, on the Delivery Date, Artisan shall transfer to the Grantee one unrestricted, fully transferable Share for each vested RSU scheduled to be paid out on such date and as to which all other conditions have been satisfied. For purposes of this Award Agreement, “business day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and in the State of Wisconsin.
5.Tax Withholding. No later than the Delivery Date, if applicable, the Grantee will pay, or otherwise provide for to the satisfaction of Artisan, any applicable federal, state and local tax and social security withholding obligations of Artisan. To the extent permitted by law, the Grantee may provide for payment of withholding taxes by requesting that Artisan retain Shares with a Fair Market Value (determined as of the Delivery Date) equal to the statutory minimum amount of taxes required to be withheld. In such case, Artisan will issue the net number of Shares to the Grantee by deducting the Shares retained from the Shares to be issued. If the Grantee shall fail to make such payment or otherwise satisfy such obligations, Artisan shall, to the extent permitted by law, have the right (but not the obligation) to deduct from any payment of any kind otherwise due to the Grantee (including the delivery of Shares hereunder) any federal, state or local tax and social security withholding obligations with respect to the RSUs.
6.Issuance of Shares. Artisan may reasonably postpone the issuance of Shares to be delivered with respect to the RSUs and/or the delivery of certificates or other evidence of such Shares until it receives satisfactory proof that the issuance and delivery will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules; provided that the delivery shall be made at the earliest date at which Artisan reasonably anticipates that it will not cause such violation. The Grantee understands that Artisan is under no obligation to register or qualify the Shares to be delivered with respect to the RSUs with the SEC, any state securities commission or any stock exchange to effect such compliance.

7.Legends and Trading Policies. Artisan may affix to certificates representing the Shares delivered with respect to the RSUs any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which the Grantee may be subject under a separate agreement with the Company). Artisan may advise the transfer agent to place a stop order against any legended Shares. To the extent applicable, the Grantee agrees that he or she will not sell, transfer by any means or otherwise dispose of the Shares acquired by him or her except in accordance with the Company’s insider trading policy regarding the sale and disposition of securities owned by employees and/or directors of the Company.
8.Non-Transferability of the RSUs. The RSUs may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument) in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, exchange, transfer, assign, pledge, hypothecate, fractionalize, hedge or otherwise dispose of the RSUs in violation of this Award Agreement shall be void and of no effect and Artisan shall have the right to disregard the same on its books and records and advise the transfer agent to place a stop order against the transfer of such RSUs.
9.Section 409A.
(a) RSUs awarded under this Award Agreement are intended to be “deferred compensation” subject to Section 409A, and this Award Agreement is intended to, and shall be interpreted, administered and construed to, comply with Section 409A with respect to the RSUs. The Committee shall have full authority to give effect to the intent of this Section 9(a).
(b) Without limiting the generality of Section 9(a), references to the Grantee’s termination of service as a Non-Employee Director shall mean the Grantee’s “separation from service” within the meaning of Section 409A. To the extent required in order to avoid the imposition of any interest, penalties and additional tax under Section 409A, any payment to be made with respect to the RSUs as a result of Grantee’s termination of service as a Non-Employee Director will be delayed for six months and one day following such termination of service, or if earlier, the date of Grantee’s death, if Grantee is deemed to be a “specified employee” as defined in Section 409A and as determined by Artisan. For the avoidance of doubt, the Grantee shall in no event have the right to designate the taxable year in which the delivery of Shares occurs.
(c) Without limiting the generality of Section 9(a), to the extent required in order to avoid the imposition of any interest, penalties and additional tax under Section 409A, for purposes of Section 4, a Change in Control shall not have occurred unless such Change in Control is a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of Artisan, in each case, as determined in accordance with Section 409A, and, if such Change in Control has not occurred, the issuance or transfer of any RSUs shall occur on the date of Grantee’s “separation from service” as determined in accordance with Section 409A.
10.Privileges of Share Ownership. Until the Delivery Date, with respect to the RSUs, the Grantee will have only the rights of a general unsecured creditor and no rights of a shareholder of Artisan; provided that, notwithstanding the foregoing, the Grantee shall have the right to receive dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property), if any, at the time such dividends are paid to Artisan’s other shareholders. At the close of business on the Delivery Date, the Grantee shall be deemed the beneficial owner of any Shares to be delivered with respect to the RSUs.
11.Entire Agreement. This Award Agreement and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements (whether written or oral) between the Company and the Grantee with respect to such subject matter.
12.No Obligation to Continue Service. Nothing in the Plan or this Award Agreement will confer on the Grantee any right to continue to serve as a Non-Employee Director of, or to continue in any other relationship with, the Company or limit in any way the right of the Company and/or the shareholders of the Company to terminate the Grantee’s service or other relationship at any time for any reason.
13.Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement will be in writing and addressed to the Chief Legal Counsel of Artisan at its principal corporate offices in Milwaukee, Wisconsin. Any notice required to be given or delivered to the Grantee will be in writing and addressed to the Grantee at the address last on the records of Artisan. All notices will be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (postage pre-paid and return receipt requested); one (1) business day after deposit with any return receipt express United States courier (prepaid); or one (1) business day after transmission by facsimile (with a notice contemporaneously given by another method specified in this Section 13).
14.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, all of the provisions of the Plan and this Award Agreement will be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

15.Adjustments. In the event of any change in the outstanding Shares after the Grant Date or any other event described in Section 1.6.3 of the Plan occurring after the Grant Date, the Board or the Committee will make such equitable substitution or adjustment (including cash payments) as provided for under Section 1.6.3 of the Plan in order to preserve the value of the RSUs.
16.Binding Effect. Any action taken or decision made in good faith by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement will lie within its sole and absolute discretion, as the case may be, and will be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.
17.Waiver of Jury Trial. The Grantee waives any right to trial by jury in respect of any litigation based on, arising out of, under or in connection with The Plan or this Award Agreement.
18.Choice of Forum.
(a) As a condition to the Grantee’s receipt of the RSUs, the Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to or concerning the Plan or this Award Agreement.
(b) The Grantee recognizes and agrees that prior to the grant of the RSUs, the Grantee has no right to any benefits hereunder. Accordingly, in consideration of the receipt of the RSUs, the Grantee expressly waives any right to contest the amount of the RSUs, terms of this Award Agreement, or any determination, action or omission hereunder or under the Plan made or taken in good faith by the Committee, the Company or the Board, or any amendment to the Plan or this Award Agreement (other than an amendment to which the Grantee’s consent is expressly required by Section 3.1.1 of the Plan) and the Grantee expressly waives any claim related in any way to the RSUs, including any claim based on any promissory estoppel or other theory in connection with the RSUs and the Grantee’s service as a Non-Employee Director.
19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Plan, the RSUs or future awards that may be awarded under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. In addition, the Company may choose to provide and deliver certain statutory and/or by-law materials or documents relating to the Plan in electronic form. By accepting the RSUs, the Grantee agrees that the Company may deliver the Plan prospectus, Artisan’s annual report and proxy statement and other required documents to the Grantee in an electronic format. If at any time the Grantee would prefer to receive paper copies of these documents, as the Grantee is entitled to, please contact the Corporate Secretary of Artisan with such request.
20.Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.
21.Counterparts. This Award Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Name:
Title:

[ GRANTEE ]